    Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS FIRST QUARTER 2015 RESULTS
RAISES FULL YEAR ORGANIC SALES AND GROSS MARGIN OUTLOOK
 MAINTAINS FULL YEAR EPS OUTLOOK, DESPITE INCREMENTAL F/X HEADWINDS

2015 First Quarter Results
• Organic sales growth of 3.6%, Reported growth 3.9%
• Gross Margin expansion of 40 basis points
• Reported EPS growth 9.6%:  FX Neutral growth 13.6%
• Cash from Operations $144MM, up 40%

2015 Full Year Outlook
• Organic sales growth of approximately 3%
• Gross Margin expansion of 25 to 35 basis points
• EPS growth of 7-9%, excluding pension charge
• Cash from operations, in excess of $570MM

EWING, NJ, MAY 7, 2015 – Church & Dwight Co., Inc. (NYSE:CHD) today announced first quarter 2015 reported EPS of $0.80 per share, a 9.6% increase over the prior year first quarter, driven by strong organic sales growth and gross margin expansion.  This equates to 13.6% currency neutral EPS growth.

First quarter 2015 reported net sales increased $30 million or 3.9% to $812.3 million.  Organic sales growth for first quarter 2015 was 3.6%. Organic results were driven by volume growth of 3.2%, and 0.4% favorable product mix and pricing.

James Craigie, Chairman and Chief Executive Officer, commented, “We are extremely pleased with the sales and earnings growth.  The strong momentum we ended 2014 with has continued in early 2015.  This year, we launched innovative new products in many of our major categories as we believe that innovation is the key to increasing our market share and reviving category growth in this challenging economy.  The results to date are promising, as three out of four megabrands achieved share growth in the first quarter.”

First Quarter Review

Consumer Domestic net sales were $614.6 million, a $21.3 million or 3.6% increase over the prior year first quarter sales. First quarter organic sales increased by 1.6%, primarily due to continued success of the ARM & HAMMER CLUMP & SEAL cat litter franchise, including a new lightweight variant, and higher sales of ARM & HAMMER liquid laundry detergent and VITAFUSION vitamins, partially offset by lower sales of XTRA laundry detergent, TROJAN condoms and OXICLEAN laundry detergent.  Volume growth contributed approximately 1.2% to organic sales, while favorable product mix and pricing contributed 0.4%.

Consumer International net sales were $120.4 million, a $3.4 million or 2.8% decrease compared to the prior year first quarter sales.  Organic sales increased 9.5%, driven by higher sales in France, the UK and Mexico.  Volume increased 10.5%, partially offset by a 1.0% unfavorable product mix and pricing.

Specialty Products net sales were $77.3 million, a $12.4 million or 19.2% increase from the prior year first quarter sales.  First quarter organic sales increased by 10.8%.  The animal nutrition business was the largest driver of the division’s 7.7% volume increase, and favorable product mix and pricing contributed 3.1%.  The animal nutrition business’s strong performance is primarily related to the relative good health of the U.S. dairy industry.

Gross margin increased 40 basis points to 43.8% in the first quarter compared to 43.4% in the prior year first quarter.  The gross margin benefited from the higher margin businesses acquired in late 2014 and early 2015, productivity programs, and lower slotting.  These factors were partially offset by foreign exchange, higher manufacturing costs, and incremental costs associated with the new vitamin capacity in our York manufacturing facility. The 40 basis point improvement versus the Company’s prior Q1 flat gross margin outlook was due to higher than expected volumes, lower than expected commodity costs, and the timing of startup expenses associated with the new vitamin plant.

Marketing expense was $88.8 million, a $1.0 million or 1.1% increase compared to the prior year first quarter.   Marketing expense as a percentage of net sales was 10.9%, a 30 basis point decrease from the prior year first quarter.

Selling, general, and administrative expense (SG&A) was $94.6 million, a $5.0 million increase from the prior year first quarter.  SG&A as a percentage of net sales was 11.7%, a 20 basis point increase from the prior year first quarter primarily due to higher intangible amortization expense and higher R&D expense.

Income from Operations was $172.1 million, a $10.1 million or 6.2% increase compared to the prior year first quarter. Operating income as a percentage of net sales was 21.2%, a 50 basis point increase from the prior year first quarter.

The effective tax rate in the first quarter was 35.1%, compared to 34.5% in the first quarter of 2014. The Company continues to expect the full year effective tax rate to be approximately 34.5%.

Operating Cash Flow

For the first three months of 2015, net cash from operating activities was $144.2 million, a $41.8 million increase from the prior year primarily due to lower working capital and higher net income.  Capital expenditures for the first three months were $21.9 million, a $15.6 million increase from the prior year first quarter. The Company’s full year outlook for capital expenditures remains $70 million.

At March 31, 2015, cash on hand was $300 million, while total debt was $1,227 million.  The Company continues to have significant financial flexibility for acquisitions.

New Products

Mr. Craigie stated, “2015 is expected to be an exciting year for Church & Dwight as we have launched a number of innovative new products across every one of our megabrands and continue to support our 2014 launches.

“Innovation has been a key driver of our past success as shown by the fact that over 1/3 of our net sales in 2014 came from new products launched since 2007.

“We continue to believe that innovation is the key to driving both improved category growth and our share results.  A recent example of this is our new ARM & HAMMER CLUMP & SEAL lightweight cat litter, whose success with consumers has led to a double digit increase in sales and consumption that drove the total brand’s share up 1.4pts. to 23.8% in the first quarter to become the # 2 brand in the category.  Most importantly, this new product innovation drove category sales up over 8%, the strongest growth of any of our categories.”

Gummy Vitamin Expansion

“We have substantially completed construction of our new gummy vitamin manufacturing facility in York, Pennsylvania.  This significant $60MM investment is expected to expand our production capacity by 75%.The gummy vitamin business is strategically important to Church & Dwight and is expected to be a significant contributor to the future growth of sales, earnings, and cash flows,” said James R. Craigie, Chairman and Chief Executive Officer. “We believe the future prospects of the gummy vitamin category are strong as more adults switch from traditional vitamin pills to gummy vitamins, as evidenced by the continued double-digit growth of the category.”

Outlook for 2015

Mr. Craigie said, “2015 is off to a strong start with solid first quarter results.  We continue to believe that we are positioned to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Despite continued headwinds from weak U.S. consumer demand, foreign currency, and aggressive competition, we feel confident in achieving our 2015 business targets.”

With regard to 2015, Mr. Craigie said, “We now expect organic sales growth of approximately 3% in 2015 (previously 2-3%) behind new product introductions on our core business.  We now expect gross margin to expand by approximately 25 to 35 basis points (previously 25 basis points) from reduced slotting fees, lower trade spending as pricing competition in the value laundry category has begun to normalize, and expected lower commodity costs in the second half of 2015.  We intend to continue to heavily invest in the OXICLEAN brand as 2015 will mark the second year of our quest to establish it as our next megabrand across multiple categories.  Marketing spending is expected to be approximately 12.5% of sales, comparable to the 2014 and 2013 rate of investment.  To the extent the Company over-delivers on gross margin expansion, we expect to incrementally invest in marketing spending behind our mega brands.  We now expect to achieve approximately 50 to 60 basis points of operating margin expansion, excluding a previously disclosed pension termination charge, or operating margin expansion of 25 to 35 basis points on a reported basis.”

In conclusion, Mr. Craigie said, “Based on our current growth momentum, continued focus on innovation, and confidence in gross margin expansion, and despite the F/X headwinds, we expect to achieve 7-9% EPS growth in 2015.  This excludes the previously disclosed pension termination charge of approximately $0.05, which results in  5-7% reported EPS growth. The midpoint of our 7-9% 2015 outlook now equates to 11.0% currency neutral EPS growth excluding an estimated 3.0% (previously 2.5%) EPS negative impact from foreign exchange.  This EPS growth is top tier within the consumer packaged goods industry.  This earnings forecast does not include any benefit from potential acquisitions, which we continue to aggressively pursue.”

“For the second quarter, we expect organic sales growth of approximately 3 to 4%.  Gross margin is expected to be flat versus year ago as we continue to invest behind OXICLEAN, experience unfavorable currency impacts, and absorb incremental costs for our new gummy vitamin manufacturing facility.  We expect second quarter earnings per share to increase 8% to approximately $0.70, excluding the $0.05 pension termination charge.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2015 results on May 7, 2015 at 10:00 a.m. (ET).  To participate, dial in at 877-322-9846, access code:  24334757 (International: 631-291-4539, same access code: 24334757).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 24334757.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements, including, among others, statements relating to expected future financial and operating results, including earnings per share, reported net sales growth and organic sales growth, volume growth, including the effects of new product launches into new and existing categories, gross margin, operating margin and net cash from operating activities; category trends; the effect of product mix; impairments and other charges; consumer demand and spending, including consumer response to new product launches; the effects of competition; earnings per share; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; cost savings programs; the impact of foreign exchange and commodity price fluctuations; the impact of a pension settlement charge; the impact of acquisitions; capital expenditures; the effective tax rate; the effect of the credit environment on the Company’s liquidity and capital expenditures; the Company’s fixed rate debt; sufficiency of cash flows from operations; payment of dividends; and category trends.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that might cause such differences include a decline in market growth, retailer distribution and consumer demand ( as a result of, among other things, political, economic and marketplace conditions and events ); unanticipated increases in raw material and energy prices; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions  and features; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see  Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	Mar. 31, 2015	Mar. 31, 2014
Net Sales	$812.3	$782.0
Cost of sales	456.8	442.6
Gross profit	355.5	339.4
Marketing expenses	88.8	87.8
Selling, general and administrative expenses	94.6	89.6
Income from Operations	172.1	162.0
Equity in earnings (losses) of affiliates	2.3	1.6
Other income (expense), net	(9.1)	(6.9)
Income before income taxes	165.3	156.7
Income taxes	58.1	54.1
Net Income	$107.2	$102.6
Net Income per share - Basic	$0.81	$0.74
Net Income per share - Diluted	$0.80	$0.73
Dividends per share	$0.335	$0.31
Weighted average shares outstanding - Basic	132.0	138.0
Weighted average shares outstanding - Diluted	134.6	140.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar. 31, 2015	Dec. 31, 2014
Assets
Current Assets
Cash and Cash Equivalents	$299.7	$423.0
Accounts Receivable	337.1	322.9
Inventories	256.8	245.9
Other Current Assets	38.4	40.7
Total Current Assets	932.0	1,032.5
Property, Plant and Equipment (Net)	617.8	616.2
Equity Investment in Affiliates	24.9	24.8
Tradenames and Other Intangibles	1,299.6	1,272.4
Goodwill	1,354.6	1,325.0
Other Long-Term Assets	115.8	110.4
Total Assets	$4,344.7	$4,381.3
Liabilities and Stockholders’ Equity
Short-Term Debt	$273.4	$146.7
Current portion of Long-Term debt	249.9	249.9
Other Current Liabilities	527.1	508.7
Total Current Liabilities	1,050.4	905.3
Long-Term Debt	703.5	698.6
Other Long-Term Liabilities	682.1	675.5
Stockholders’ Equity	1,908.7	2,101.9
Total Liabilities and Stockholders’ Equity	$4,344.7	$4,381.3

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	Mar. 31, 2015	Mar. 31, 2014

Net Income	$107.2	$102.6

Depreciation and amortization	26.0	22.8
Deferred income taxes	6.0	5.2
Non cash compensation	1.7	2.3
Other	3.9	1.5

Changes in assets and liabilities:
Accounts receivable	(22.0)	(13.8)
Inventories	(15.2)	(14.3)
Other current assets	(1.3)	(2.7)
Accounts payable and accrued expenses	(2.5)	(27.7)
Income taxes payable	48.3	37.1
Excess tax benefit on stock options exercised	(8.0)	(6.1)
Other	0.1	(4.5)
Net cash from operating activities	144.2	102.4

Capital expenditures	(21.9)	(6.3)
Acquisition	(74.9)	－
Other	(1.1)	(0.3)
Net cash (used in) investing activities	(97.9)	(6.6)

Net change in short-term debt	127.1	(0.5)
Payment of cash dividends	(43.7)	(42.5)
Stock option related	19.3	13.3
Purchase of treasury stock	(256.2)	(260.0)
Other	(0.4)	(0.2)
Net cash (used in) financing activities	(153.9)	(289.9)

F/X impact on cash	(15.7)	(2.8)

Net change in cash and cash equivalents	$(123.3)	$(196.9)

2015 and 2014 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2015	3/31/2014	Change

Household Products	$366.5	$352.5	4.0%
Personal Care Products	248.1	240.8	3.0%
Consumer Domestic	$614.6	$593.3	3.6%
Consumer International	120.4	123.8	-2.8%
Total Consumer Net Sales	$735.0	$717.1	2.5%
Specialty Products Division	77.3	64.9	19.2%
Total Net Sales	$812.3	$782.0	3.9%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:  This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Reported EPS excluding a pension termination charge and currency neutral reported EPS excluding a pension termination charge:

This press release also presents reported EPS excluding a pension termination charge, namely, earnings per share calculated in accordance with GAAP adjusted to exclude a significant one-time item that is not indicative of the Company’s period to period performance.  We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency neutral reported EPS excluding a pension termination charge is a measure of the Company's reported EPS excluding a pension termination charge, further adjusted to exclude the impact of foreign exchange. We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

Church & Dwight Co., Inc.
Organic Sales

	Three Months Ended 3/31/2015

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	3.9%	2.5%	3.6%	-2.8%	19.2%
Less:
Acquisitions	2.5%	1.8%	1.8%	1.4%	10.4%

Add:
FX / Other	2.2%	2.2%	-0.2%	13.7%	2.0%

Organic Sales Growth	3.6%	2.9%	1.6%	9.5%	10.8%